EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2004 relating to the consolidated financial statements and financial statement schedules of Trico Marine Services, Inc., which appears in Trico Marine Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana
May 24, 2004